                                                              Exhibit 99.(c)(16)



                             VOTING TRUST AGREEMENT

                  THIS AGREEMENT, dated as of _________ __, 2000 (the "Agreement"), by and among Gleason Corporation, a Delaware corporation (the "Company"), Torque Acquisition Co., L.L.C., a Delaware limited liability company ("Acquisition Company"), the stockholders of the Company listed on Schedule A attached hereto (the "Stockholders"), and James S. Gleason, Chairman and Chief Executive Officer of the Company, David J. Burns, President and Chief Operating Officer of the Company, and Edward J. Pelta (collectively, the "Voting Trustees").

                              W I T N E S S E T H:

                  WHEREAS, each Stockholder is the owner of the number of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") set forth opposite such Stockholder's name on the signature page hereto;

                  WHEREAS, the Stockholders believe it to be in their best interests and the interest of the continued success of the Company to enter into this Agreement so that the Common Stock now owned by them may be voted as a unit by the Voting Trustees for the election of directors and any and all other matters requiring stockholder approval;

                  WHEREAS, the Stockholders and Acquisition Company have entered into a Stockholders' Agreement, dated as of __________, 1999 (the "Stockholders' Agreement"), a copy of which is attached hereto as Exhibit A; and

                  WHEREAS, on _________ __, 2000, James S. Gleason, David J. Burns and Edward J. Pelta were appointed to serve as the initial Voting Trustees in accordance with the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Stockholders' Agreement. Concurrently with the execution and delivery of this Agreement, the voting trust established hereby shall enter into the Stockholders' Agreement.

                  2. Deposit of Shares. (a) Each of the Stockholders hereby assigns and transfers to the Voting Trustees the number of shares of Common Stock set forth opposite such Stockholder's name on the signature page hereto and herewith deposits with the Voting Trustees the certificate or certificates representing such shares, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached. Each of the Stockholders shall so assign, transfer and deposit any other shares of Common Stock and the certificates therefor hereafter acquired by such Stockholder (including, without limitation, pursuant to the exercise of each and every option, warrant, convertible security or any other right to acquire Common Stock) immediately upon such acquisition. The Company shall take any and all actions necessary to assure compliance by each Stockholder with the terms and conditions set forth herein. Upon receipt by the Voting Trustees of the certificates representing any shares of Common Stock, the Voting Trustees shall hold such shares subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to each Stockholder certificates (the "Voting Trust Certificates"), substantially in the form attached hereto as Exhibit B, representing the shares of Common Stock so deposited by such Stockholder.

                  (b) Any Permitted Transferee (as defined in the Stockholders' Agreement) of any Stockholder who may after the date hereof become a holder of shares of Common Stock as a result of a Permitted Transfer (as defined in the Stockholders' Agreement) by such Stockholder shall become a party to this Agreement and shall deposit with the Voting Trustees the certificate or certificates representing the shares held by such Permitted Transferee, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached, and such shares shall be held by the Voting Trustees subject to the terms and conditions of this Agreement. No transfer of any shares of Common Stock shall be permitted hereunder unless, as required by the Stockholders' Agreement, the transferor of such shares shall have delivered to the Voting Trustees and the Company a written agreement of the Permitted Transferee of such shares to be bound by the terms and conditions of this Agreement and the Stockholders' Agreement and to deposit any certificate or certificates representing such shares with the Voting Trustees in accordance with this
Section 2(b).

                  (c) All certificates representing shares of Common Stock transferred and delivered to the Voting Trustees pursuant to this Agreement shall be surrendered by the Voting Trustees to the Company and cancelled, and, in such event, new certificates therefor shall be issued by the Company to and in the name of the Voting Trustees. Such new certificates, and any other certificates for shares of Common Stock issued to the Voting Trustees pursuant to this Agreement, shall be endorsed by the Company with a legend to the effect that they are issued pursuant to this Agreement, and the Company shall note in its stock ledger that such certificates are issued pursuant to this Agreement.

                  3. Transfer of Voting Trust Certificates. Subject to Section 4 hereof, the Voting Trust Certificates shall be transferable on the books of the Voting Trustees to be kept by them or their agent, upon surrender of such Voting Trust Certificates, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached, by the registered holder in person or by such holder's duly authorized attorney. Upon the surrender of any Voting Trust Certificates for transfer to a Permitted Transferee, the Voting Trustees shall cancel such Voting Trust Certificates and issue to the Permitted Transferee new Voting Trust Certificates in the same form and representing the same number of shares of Common Stock as those presented for cancellation; provided, however, that if the transferee is the Company or is not a Permitted Transferee, the Voting Trustees shall not issue new Voting Trust Certificates but shall instead transfer and deliver to the Company or such other transferee, as applicable, a certificate or certificates for shares of Common Stock, duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, and in either case with all requisite transfer tax stamps attached, representing the same number of shares of Common Stock as are represented by the surrendered Voting Trust Certificates and thereupon this Agreement shall no longer be applicable to such shares of Common Stock and the duties of the Voting Trustees with respect to such shares shall terminate. Until the Voting Trust Certificates are transferred as provided above, the Voting Trustees may treat the registered holder of each of such certificates as the absolute owner thereof for all purposes whatsoever.

                  4. Limitations on Transferability of Voting Trust Certificates. Notwithstanding any other provision of this Agreement to the contrary, each Voting Trust Certificate shall be subject to the restrictions against sale or other transfer as set forth in the Stockholders' Agreement that are and would be applicable to the particular shares of Common Stock represented by such Voting Trust Certificate if such shares of Common Stock were held of record by the holder of such Voting Trust Certificate and had not been deposited with the Voting Trustees hereunder.

                  5. Dividends; Changes in Shares (a) In the event that the Voting Trustees shall receive any dividends or other distributions (other than additional shares of Common Stock through a stock dividend or stock split) with respect to the shares of Common Stock held by them hereunder, they shall promptly pay the amount thereof received by them to each holder of the Voting Trust Certificates in proportion to such holder's respective interests, less such holder's pro rata share of any tax or other governmental charge in connection therewith; provided, however, that the Voting Trustees may, by notice to the Company, instruct the Company to pay such dividends directly to the holders of the Voting Trust Certificates entitled thereto. If the Voting Trustees shall receive any shares of Common Stock as a dividend upon or in exchange for any shares of Common Stock held by them hereunder, the Voting Trustees shall hold such shares in accordance with the terms of this Agreement and shall issue Voting Trust Certificates representing such shares or fractional shares to the holders of the then outstanding Voting Trust Certificates in proportion to their respective interests. If any dividend or distribution in respect of shares of Common Stock held hereunder shall be paid other than in cash or Common Stock, the Voting Trustees shall distribute such dividend, in kind, to the holders of the Voting Trust Certificates in proportion to their respective interests.

                  (b) If the Company shall change the number or par value of the shares of Common Stock held by the Voting Trustees under this Agreement, the Voting Trustees shall issue to the holders of the then outstanding Voting Trust Certificates additional or other Voting Trust Certificates (upon presentation or surrender of those outstanding, if the Voting Trustees so require) so that the out standing Voting Trust Certificates shall at all times correctly reflect the number of shares of Common Stock held pursuant to this Agreement.

                  6. Replacement of Mutilated, Lost or Stolen Voting Trust Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the holder thereof shall immediately notify the Voting Trustees, which may, in their discretion, issue and deliver to such holder a new Voting Trust Certificate of like tenor and denomination in exchange for and upon cancellation of the Voting Trust Certificate so mutilated, or in substitution for the Voting Trust Certificate so destroyed, lost or stolen. The applicant for such substituted Voting Trust Certificate shall furnish proof satisfactory to the Voting Trustees of such destruction, loss or theft, and shall also furnish indemnity reasonably satisfactory to the Voting Trustees and shall comply with such other reasonable regulations and pay such reasonable charges as the Voting Trustees may require.

                  7. Holders of Voting Trust Certificates Bound. Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound hereby with the same force and effect as if such holder or bearer had executed this Agreement.

                  8. Voting Trustees. (a) Each of the Voting Trustees executing this Agreement (i) acknowledges receipt of the certificates representing the shares of Common Stock deposited herewith as set forth in Section 2(a) hereof,
(ii) accepts the trust hereby created in accordance with all of the terms and conditions contained herein and (iii) agrees that such Voting Trustee shall exercise the powers and perform the duties of the Voting Trustees as herein set forth according to such Voting Trustee's best judgment.

                  (b) The Voting Trustees may purchase, sell, own or hold shares of Common Stock and Voting Trust Certificates in accordance with the Stockholders' Agreement and this Agreement and may contract with and be compensated by the Company or any affiliated corporation or be or become pecuniarily interested in any matter or transaction to which the Company or any affiliated corporation may be a party or with which the Company may in any way be concerned, as fully and freely as if the Voting Trustees were not the Voting Trustees.

                  (c) Any of the Voting Trustees may resign at any time by delivering to the other Voting Trustees such Voting Trustee's resignation in writing, such resignation to take effect upon the appointment of a successor Voting Trustee as provided herein, whereupon all powers, rights and obligations of such resigning Voting Trustee under this Agreement shall cease.

                  (d) If, prior to the occurrence of a Control Event (as defined in the Stockholders' Agreement), any vacancy shall occur, by reason of death, disability, resignation or inability or refusal to act, in the position of (i) James S. Gleason or David J. Burns, as Voting Trustees, either of such Voting Trustee's successor shall be such individual who, at the time such vacancy occurs, is serving as the most senior member of management of the Company (as determined by the Board of Directors by a Special Board Vote (as defined in the Stockholders' Agreement)), and any subsequent vacancy in either position shall thereafter be filled by the most senior member of management of the Company (as determined by the Board of Directors by a Special Board Vote) at the time such vacancy occurs, and (ii) Edward J. Pelta, as Voting Trustee, such vacancy, and any subsequent vacancy in such position, shall be filled by the appointment by the remaining Voting Trustees of a successor Voting Trustee, which successor shall be reasonably acceptable to Acquisition Company. Any successor Voting Trustee, when so appointed, shall have the same powers and obligations as an original Voting Trustee and shall be subject to all the terms and conditions of this Agreement, with like effect as though such successor were an original party hereto, and any reference herein to the Voting Trustees shall be deemed to include such successor Voting Trustee.

                  (e) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Control Event, all of the Voting Trustees shall immediately resign (and, if such resignations are not immediately tendered and effective, Acquisition Company shall be entitled to immediately remove such Voting Trustees), whereupon all powers, rights and obligations of such resigning Voting Trustees under this Agreement shall cease, and Acquisition Company shall become the sole Voting Trustee, and all of the rights, powers and obligations of the Voting Trustees hereunder shall then pass to and devolve upon Acquisition Company. In such event, Acquisition Company shall have the same rights, powers and obligations as an original Voting Trustee and shall be subject to all terms and conditions of this Agreement, with like effect as though Acquisition Company were an original party hereto, and any reference herein to the Voting Trustees shall be deemed to refer solely to Acquisition Company; provided, however, that in the event of any cure of a Control Event pursuant to Section 3(e)(iv) or (vi) of the Stockholders' Agreement, Acquisition Company shall immediately resign as Voting Trustee, whereupon all powers, rights and obligations of Acquisition Company under this Agreement shall cease, and the Voting Trustees who were serving in such positions immediately prior to the occurrence of such Control Event, or their appropriate successors, shall become the Voting Trustees hereunder.

                  (f) Every registered holder of a Voting Trust Certificate, and every bearer of a Voting Trust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof severally agrees to waive and by such act does waive any and all claims of every kind and nature which hereafter each such holder or bearer may have against the Voting Trustees, and agrees to release and by such act does release the Voting Trustees and their successors and assigns from any liability whatsoever arising out of or in connection with the exercise of their powers or the performance of their duties hereunder, except for the willful misconduct or gross negligence of any of the Voting Trustees.

                  (g) The Voting Trustees agree to serve without compensation. The Company shall pay all reasonable expenses of the Voting Trustees, including counsel fees, and shall discharge all liabilities incurred by them in connection with the exercise of their powers and performance of their duties under this Agreement. The Company shall also defend, indemnify and hold the Voting Trustees harmless from and against any and all claims and liabilities in connection with or arising out of the administration of the trust created by this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, except such as shall arise from the willful misconduct or gross negligence of any of the Voting Trustees.

                  (h) Any Voting Trustee appointed hereunder, and such Voting Trustee's successors, may be a party to this Agreement as a holder of Voting Trust Certificates, and, to the extent of any Common Stock deposited by such Voting Trustee or successor or of the Voting Trust Certificates issued hereunder with respect to such Common Stock, such Voting Trustee shall be entitled in all respects to the same rights or benefits as other holders of Voting Trust Certificates who are now or may hereafter become parties to this Agreement.

                  9. Voting of Shares. (a) During the term of this Agreement, the Voting Trustees shall possess the legal title to the shares of Common Stock held by them hereunder, and, subject to Section 9(b) hereof, shall be entitled in their sole discretion to exercise all rights and powers to vote such shares of Common Stock, including the giving of consents and the granting of proxies in respect thereof, with respect to any lawful corporate action, whether or not in the ordinary course of business, and no holder of Voting Trust Certificates shall in such capacity have any rights or powers to vote the shares of Common Stock or to give consents with respect to or grant proxies in respect thereof or otherwise take part in any corporate action.

                  (b) Notwithstanding the foregoing, the Voting Trustees shall vote the shares of Common Stock held by them hereunder in accordance with the terms of the Stockholders' Agreement including, without limitation, Section 3(a) thereof.

                  (c) All questions arising among the Voting Trustees shall from time to time be determined by an affirmative decision of the majority of those then holding office as Voting Trustees, either at a meeting or by written consent without a meeting; provided, however, that in the event no such determination by a majority of the Voting Trustees shall be obtained, the Voting Trustees shall vote the shares of Common Stock held by them hereunder in accordance with the determination of a majority of the Board of Directors of the Company by a Special Board Vote. The decision or act of a majority of the Voting Trustees shall be deemed, for the exercise of the voting power and for all purposes of this Agreement, the decision or act of all of the Voting Trustees.

                  10. Dissolution and Liquidation. (a) Upon any dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Voting Trustees shall give immediate notice thereof to the holders of the Voting Trust Certificates and shall receive the assets to which each such holder is entitled upon such dissolution or liquidation, and shall distribute such assets, less the amount of the expenses of the Voting Trustees, to the holders of the Voting Trust Certificates in proportion to their respective interests as shown by the books of the Voting Trustees as of the close of business on the date fixed by the Company for the taking of a record to determine the holders of shares of Common Stock entitled to receive such assets, provided that, in the event of any such dissolution or liquidation of the Company, at any time within 60 days after the date thereof, the Voting Trustees may deposit the assets so received, less the amount of the expenses of the Voting Trustees, with a bank, trust company or savings bank located in Rochester, New York or New York, New York and satisfactory to the Voting Trustees, in trust for the holders of such Voting Trust Certificates, with authority and instructions to distribute the balance among the holders of Voting Trust Certificates entitled thereto, upon surrender of such certificates, and upon such deposit all further obligations or liability of the Voting Trustees with respect to the distribution of such assets shall cease.

                  (b) In the event of the dissolution or total liquidation of the Company, this Agreement shall terminate and the holders of Voting Trust Certificates shall have no further rights hereunder, except the right to receive their respective portions of the assets received pursuant to Section 10(a) hereof.

                  11. Termination and Amendment. (a) This Agreement shall terminate immediately upon the termination of the Stockholders' Agreement pursuant to Section 21 thereof.

                  (b) Upon termination of this Agreement, the Voting Trustees, in exchange for or upon surrender of any Voting Trust Certificates then outstanding, shall, in accordance with the terms thereof and out of the certificates for the shares of Common Stock held by them hereunder, deliver to the holders of Voting Trust Certificates certificates for shares of Common Stock representing the same number of shares which are represented by such Voting Trust Certificates and thereupon all liability of the Voting Trustees for delivery of such certificates shall terminate. The Voting Trustees may require the holders of Voting Trust Certificates so to exchange their Voting Trust Certificates for certificates for shares of Common Stock, and if such certificates are registered in the name of the Voting Trustees, the Company shall issue new certificates therefor to and in the name of such holder upon surrender of the certificates for such shares registered in the name of the Voting Trustees.

                  (c) This Agreement may be amended, modified or supplemented at any time and from time to time by the affirmative vote of a majority in interest of the holders of Voting Trust Certificates and by Acquisition Company until Acquisition Company owns less than the Preferred Minimum Threshold (as defined in the Stockholders' Agreement) and less than 10% of the shares of Common Stock that it owned as of the date hereof (including shares of Common Stock underlying the Warrants (as defined in the Stockholders' Agreement)) that it owned as of the date of this Voting Trust Agreement.

                  12. Books and Records. The Voting Trustees shall keep, or cause to be kept, in the office of the Company, a record of the registered holders of the Voting Trust Certificates and such other books and records as they shall be required to maintain by law.

                  13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to (i) the Company, at the following address: Gleason Corporation, 1000 University Avenue, Rochester, New York 14692, Attention:
Secretary, (ii) Acquisition Company, at the following address: c/o Vestar Capital Partners IV, L.P., 245 Park Avenue, 41st Floor, New York, New York 10167-4098, Attention: Sander M. Levy, (iii) the holders of Voting Trust Certificates at the addresses furnished by them to the Voting Trustees, and (iv) the Voting Trustees at the following address (or such other address of which the Voting Trustees shall notify the holders of Voting Trust Certificates): Gleason Corporation, 1000 University Avenue, P.O. Box 22970, Rochester, New York 14692.

                  14. Filing. The Voting Trustees shall cause a copy of this Agreement, and any amendments hereto, to be filed in the registered office of the Company in the State of Delaware for inspection by any stockholder of the Company or any holder of any beneficial interest hereunder, and by the agents of either, in such manner and upon such conditions as the books of the Company are open to inspection by a stockholder of the Company.

                  15. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of each of the parties hereto.

                  16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

                  17. Severability. If any term or provision of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  18. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                  19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  20. Integration. This Agreement, including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein, including the Stockholders' Agreement, embody the entire agreement and under standing of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supercedes all prior agreements, arrangements and understandings of the parties with respect to such transactions.

                  21. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction of such action.

                  IN WITNESS WHEREOF the respective parties have caused this Agreement to be executed as of the date first above written.

                                       GLEASON CORPORATION

                                       By:
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                                       VOTING TRUSTEES


                                       By:
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                                             James S. Gleason

                                       By:
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                                             David J. Burns

                                       By:
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                                             Edward J. Pelta

                                       STOCKHOLDERS

                                       By:
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                                       By:
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                                       By:
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                                       By:
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                                       By:
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                                       By:
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Solely for purposes of Section 8 hereof and enforcing the rights of Acquisition Company hereunder:

TORQUE ACQUISITION CO., L.L.C.

By:
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                                                                       EXHIBIT B

                               GLEASON CORPORATION

                            VOTING TRUST CERTIFICATE

No.____                                             ____ Shares of Common Stock

                  This certifies that ____ has deposited ____ shares of voting Common Stock of GLEASON CORPORATION, a Delaware corporation (the "Company"), with the undersigned Voting Trustees under a Voting Trust Agreement, dated as of __________ __, 2000, by and among such Voting Trustees, Torque Acquisition Co., L.L.C., a Delaware limited liability company, the Company and certain stockholders of the Company (the "Agreement").

                  This certificate, and the interest represented hereby, are transferable only on the books of such Voting Trustees upon the presentation and surrender hereof.

                  The holder of this certificate takes the same subject to all the terms and conditions of the Agreement and is entitled to the benefits thereof.

                  IN WITNESS WHEREOF, the Voting Trustees have caused this certificate to be signed as of this _____ day of __________, 2000.

                                 VOTING TRUSTEES

----------------------     ---------------------     --------------------------
Name: James S. Gleason     Name:  David J. Burns     Name: Edward J. Pelta

                  NEITHER THIS CERTIFICATE NOR THE COMMON STOCK OF GLEASON CORPORATION TO WHICH THIS CERTIFICATE RELATES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE, AND NEITHER THIS CERTIFICATE NOR THE BENEFICIAL INTEREST IN THE COMMON STOCK TO WHICH THIS CERTIFICATE RELATES MAY BE SOLD, OFFERED FOR

SALE, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO SUCH ACT OR SUCH LAWS OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION ARE THEN AVAILABLE.

                  SALE, ASSIGNMENT, PLEDGE OR OTHER TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF COMMON STOCK OF GLEASON CORPORATION REPRESENTED THEREBY IS RESTRICTED BY THE TERMS OF THE STOCKHOLDERS' AGREEMENT, DATED AS OF NOVEMBER 29, 1999, THE MANAGEMENT SUBSCRIPTION AGREEMENT, DATED AS OF ___________ __, 2000, AND THE VOTING TRUST AGREEMENT, DATED AS OF __________ , 2000, COPIES OF WHICH MAY BE EXAMINED AT THE REGISTERED OFFICE OF GLEASON CORPORATION AT THE CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, DELAWARE, OR AT GLEASON CORPORATION'S PRINCIPAL EXECUTIVE OFFICES AT 1000 UNIVERSITY AVENUE, ROCHESTER, NEW YORK.